Exhibit 21


           Principal Subsidiaries of Global Payment Technologies, Inc.

                                                          Jurisdiction           Percentage Ownership
                  Name of Subsidiary                      Incorporation            by the Registrant
                  ------------------                      -------------            -----------------
Global Payment Technologies South Africa Pty. Ltd.          South Africa               50%

Global Payment Technologies Australia Pty. Ltd.             Australia                  50%

CBV China Venture Limited                                   Delaware                   50%
   - Hangzhou CBV Plastics Corp. Ltd.                       China                     100%